Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

October 9, 2007

MEDIA:	Television
STATION:	CNBC
MARKET:	National Cable
DATE:	07/31/07
TIME:	04:53 PM ET
PROGRAM:	Closing Bell
SUBJECT:	Philippe El-Asmar, Barclays Capital

Maria Bartiromo, Co-Anchor:

Today, we zero in on not ETFs, but ETNs; perhaps, biggest rival of ETFs—exchange-traded notes, also known as ETNs. Joining me now to talk about that, the appeal and the risks of exch—investing in exchange-traded notes: Philippe El-Asmar, head of investor solutions at Barclays Capital.

Philippe, nice to have you on the program.

Philippe El-Asmar, Managing Director and Head of Investor Solutions, Barclays Capital:

Good to be here, Maria. Thank you.

Bartiromo:

Okay, exchange-traded notes, how do they differ from exchange-traded funds?

El-Asmar:

Well, there are a lotta similarities between exchange-traded funds and exchange-traded notes. Both are meant to give investors a simple, transparent, cost- and tax-efficient access to the markets.

Bartiromo:

Low fee, geh—tax-efficient. We love that.

El-Asmar:

Very simple, transparent; they give you one-to-one exposure to an index. If the index appreciates, you get to participate to that appreciation minus the investor fee. Same thing on the downside. So, you are getting an exposure to those markets through ETNs. ETNs are notes, ETFs are funds.

Bartiromo:

Okay.

El-Asmar:

That’s the primary difference.

Bartiromo:

So, why would I wanna invest in a note instead of the fund? I know I can do both.

El-Asmar:

Yeah.

Bartiromo:

But, wha—

El-Asmar:

See…

Bartiromo:

Would I wanna do notes instead of funds?

El-Asmar:

Sure, some ETNs actually give you access to certain asset classes that you can’t otherwise access in the form of a fund.

Bartiromo:

Ah-ha.

El-Asmar:

Um, out of the eight ETNs that Barclays has launched, we’re branding them under the form of iPath. Those ETNs give access to commodity markets, to currency markets, to emerging market equities. And so, it’s giving investors additional choice to get there.

Bartiromo:

I see.

El-Asmar:

There are some pluses and minuses in investing in ETNs or ETFs. In an ETN, you are taking the risk of the issuer—i.e. the credit risk of the issuing entity launching the ETNs—but you don’t have a tracking error, because you’re getting exactly the return of the index minus the investor fee.

Bartiromo:

Mm-hmm.

El-Asmar:

In an ETF, you do not have a credit risk, because you own your per-at-a share [phonetic] of the underlying stock. But you’re taking a tracking error on the replication of the index.

Bartiromo:

I see. How is the performance been on ETNs versus ETFs?

El-Asmar:

Well, so far, so good. We launched our first two ETNs, listed here on the New York…

Bartiromo:

Right.

El-Asmar:

…back in June of last year. Uh, we have now about two-point-eight billion in the eight ETNs that we’ve launched. Several are listed here on the, uh, on the, uh, New York Stock Exchange and one on the AMEX. Um, the three that were linked to commodity indices are linked to broad-based commodity indices. And there are few linked to currencies and a few linked to emerging market equities and buy right strategy.

Bartiromo:

Now, some people say—the critics of ETNs will say that, you know, they’re so narrowly focused that they could be dangerous for investors just because they’re narrowly focused and there’s not as much diversification there. What do you say to that?

El-Asmar:

Well, the one—the, the purpose of ETNs is to give investors choice and diversification. They allow them to access markets like commodities, in the broadest form, if possible. For example, DJP—that’s listed here on New York—has about one-point-nine billion of market cap and it gives access to the broadest-based commodity index…

Bartiromo:

Ah huh.

El-Asmar:

…the Dow Jones-AIG Commodity Index.

Bartiromo:

Final question: How have they done in a bad market? Dow down so much last week—how have your ETNs done?

El-Asmar:

Well, there you go. That’s the, the importance of diversification and getting access to those markets. India’s up about twenty-six percent since we launched it back in December and the commodity markets have been appreciating. So, it’s a good diversifier of investor portfolios.

Bartiromo:

All right, I like twenty-six percent. That sounds good to me, Philippe. [Laughs]

El-Asmar:

Thank you. Good to be here.

Bartiromo:

Good to, good to have you with us.

El-Asmar:

Thank you.

Bartiromo:

Thank you so much.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trading price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of an investor’s return at maturity or on redemption, and as a result the investor may receive less than the principal amount of the investment at maturity or upon redemption of the Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities an investor may redeem directly with the Issuer, and on the dates on which the investor may redeem them, as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

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